EXHIBIT 10.3

Performance Criteria for 2005 under Restricted Stock Unit Awards

Granted to Executive Officers on March 8, 2005

under the Company’s 2000 Stock Award and Incentive Plan

        For 2005, the performance criteria under Restricted Stock Unit awards granted to executive officers on March 8, 2005, which criteria were approved by the Compensation Committee of the Company’s Board of Directors, relate to earnings per share achieved in 2005 and return on invested capital achieved in 2005.